                                                                          EX-2.2

                                   AGREEMENT

     AGREEMENT dated as of the 5th day of July, 1994 (the "Agreement") by and among Mellon Bank Corporation ("Mellon"), The Dreyfus Corporation ("Dreyfus"), Mellon Bank, N.A. and XYZ Sub Corporation.

     WHEREAS, Mellon and Dreyfus are parties to an Amended and Restated Agreement and Plan of Merger dated as of December 5, 1993 by and among Mellon, Mellon Bank, N.A., XYZ Sub Corporation and Dreyfus (the "Merger Agreement"); and

     WHEREAS, Section 9.11 of the Merger Agreement contains provisions relating to certain severance benefits; and

     WHEREAS, pursuant to the Merger Agreement, Mellon and Dreyfus agreed that a Retention Plan would be established for the benefit of certain employees of Dreyfus who are deemed to be essential to the operation of Dreyfus during the period immediately following the merger involving Dreyfus, Mellon Bank, N.A. and certain affiliates, as set forth in the Merger Agreement (the "Merger"); and

     WHEREAS, Mellon and Dreyfus desire that certain of Dreyfus' employees be provided with enhanced severance and certain other benefits;

     NOW, THEREFORE, IT IS AGREED THAT

     1. The severance plan that shall apply to Continued Employees (as defined in the Merger Agreement) through the Applicable Benefit Changeover Date (as so defined) shall be the Mellon Displacement Policy as in effect at the time of the Merger; and, thereafter, each Continued Employee shall be entitled to such severance benefits as are generally applicable to similarly situated employees of Mellon at the time of the Continued Employee's termination.

     2. Dreyfus shall establish the Retention Plan of The Dreyfus Corporation substantially in accordance with the terms set forth in Exhibit 1 hereto.

     3. Dreyfus shall establish The Dreyfus Corporation Special Retention Program substantially in accordance with the terms set forth in Exhibit 2 hereto.

     4. The appropriate officers and employees of Mellon and Dreyfus shall take all such actions as they deem necessary for the establishment of the plans and programs described in Exhibits 1 and 2 and to establish appropriate definitive documentation and administrative procedures with respect thereto.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

THE DREYFUS CORPORATION

By  PHILIP L. TOIA                               By  W. KEITH SMITH
    --------------                                   --------------
Title: Vice President                            Title: Vice Chairman


MELLON BANK CORPORATION                          XYZ SUB CORPORATION

By  W. KEITH SMITH                               By  JAMES M. GOCKLEY
    --------------                                   ----------------
Title: Vice Chairman                             Title: President


                                   EXHIBIT 1

                                  TERMS SHEET

                   RETENTION PLAN OF THE DREYFUS CORPORATION

1. Effective Date. Subject to paragraph 4 below, the Retention Plan of The Dreyfus Corporation (the "Plan") shall be effective as of the date of the Effective Time of the Merger (the "Effective Date").

2. Eligibility. Employees selected by Dreyfus (or a committee of employees thereof, or of its board of directors), subject only to the approval of Mellon (the "Eligible Employees"), that remain employed by Dreyfus (or an affiliate) as of the Effective Time shall participate in the Plan.

3. Retention Pool. $2,500,000 (the "Retention Pool") shall be the amount available to make payments under the Plan. The size of the Retention Pool may be increased from time to time in the discretion of Dreyfus (or a committee of employees thereof, or of its board of directors), subject only to the approval of Mellon, as to all or any specified (either by name or category) Eligible Employees. The Retention Pool shall be a mere bookkeeping entry on the books and records of Dreyfus.

4. Individual Awards. Except as otherwise expressly provided in paragraph 3 or 6 herein, each Eligible Employee's relative share of the Retention Pool shall be determined by Dreyfus (or a committee of employees thereof, or of its board of directors), subject only to the approval of Mellon, on or before the Effective Time.

5. Payment of Awards. Subject to paragraph 6 below, each Eligible Employee who continues to be employed by Dreyfus on and after the Effective Date shall be entitled to payment of his or her award as follows:

     (i) an amount equal to one-half ( 1/2) of his or her interest in the Retention Pool shall be determined and paid effective as of six months following the Effective Date; and

     (ii) an amount equal to the Eligible Employee's interest in the Retention Pool remaining after payment of the amount due pursuant to paragraph (i) will be paid effective as of the earlier of (A) the last day of the 18-month period commencing on the Effective Date, and (B) the date, if ever, of the Eligible Employee's involuntary termination of employment from Dreyfus (the "Retention Period").

6. Forfeiture. Any Eligible employee who voluntarily terminates his or her employment with Dreyfus after the Effective Date, or whose employment is terminated by Dreyfus after the Effective Date for cause, shall forfeit any and all rights to receive any payments under the Plan that are not yet payable as of the time of such termination. Each forfeited interest shall reduce the amount of the Retention Pool or shall be reallocated among other Eligible Employees in the discretion of Dreyfus (or a committee of employees thereof, or of its board of directors), subject only to the approval of Mellon. A "voluntary" termination shall not include a termination during the Retention Period which occurs after the date: (i) the sum of an Eligible Employee's base compensation plus cash bonus, exclusive of pension, welfare and fringe benefits, is reduced below an amount equal to eighty percent (80%) of such amount determined as of the day before the Effective Date; (ii) an Eligible Employee is relocated to an office or facility beyond thirty (30) miles from his previous workplace; (iii) an Eligible Employee retires on or after the normal retirement age established in the retirement plans generally available to employees of Dreyfus; and (iv) of such other events or circumstances which Dreyfus (or a committee of employees thereof, or of its board of directors), in its discretion may determine, subject only to the approval of Mellon.

7. Separate Plan. Amounts payable under the Plan shall be in addition to any amounts payable under any severance benefits program otherwise available to an Eligible Employee.

8. Definitions. All capitalized terms used but not defined above shall have the respective meanings ascribed thereto in the Amended and Restated Agreement and Plan of Merger dated as of December 5, 1993 by and among Mellon, Mellon Bank, N.A., XYZ Sub Corporation and Dreyfus.

                                     EXHIBIT 2

                                    TERMS SHEET

                 THE DREYFUS CORPORATION SPECIAL RETENTION PROGRAM

1. Effective Date. The Dreyfus Corporation Special Retention Program (the "Plan") shall be effective as of the Effective Time.

2. Eligibility. Employees selected by Dreyfus (or a committee of employees thereof, or of its board of directors), subject only to the approval of Mellon (the "Eligible Employees"), that remain employed by Dreyfus (or an affiliate) as of the Effective Time shall participate in the Plan.

3. In General. The severance pay plan applicable to the Eligible Employees shall be the Mellon Displacement Policy as in effect as of January 3, 1994 (the "Mellon Policy"), except as provided below.

4. Severance period. The basic severance period for purposes of determining severance benefits applicable to an Eligible Employee who is terminated within one year after the Effective Time under conditions which would entitle similarly situated employees to benefits under the Mellon Policy will be the greater of (i) the period otherwise applicable under the Mellon Policy or
   (ii) 26 weeks. In addition, Eligible Employees who are so terminated within such one-year period will receive 12 weeks of extended severance benefits without regard to their job classification or salary, if otherwise entitled to extended severance benefits under the terms of the Mellon Policy.

5. Other Payments. An Eligible Employee, if employed by Dreyfus (or an affiliate) at the expiration of the one-year period following the Effective Time, will receive in one lump sum payment, as soon as practicable after the expiration of such period, an amount equal to one week of pay (but not less than 13 weeks nor more than 26 weeks) for each year of service both before and after the Effective Time. Any payment made under the foregoing sentence shall be in addition to any payments and other benefits under the Mellon Policy.

6. Definitions. All capitalized terms used but not defined above shall have the respective meanings ascribed thereto in the Amended and Restated Agreement and Plan of Merger dated as of December 5, 1993 by and among Mellon, Mellon Bank, N.A., XYZ Sub Corporation and Dreyfus.